Exhibit 10.69

EXECUTION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 3 TO MASTER REPURCHASE AGREEMENT
Amendment No. 3 to Master Repurchase Agreement, dated as of December 4, 2020 (this “Amendment”), by and between QUICKEN LOANS, LLC (f/k/a QUICKEN LOANS INC.) (the “Seller”) and ROYAL BANK OF CANADA (the “Buyer”).
RECITALS
Buyer and Seller are parties to that certain (a) Master Repurchase Agreement, dated as of July 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Repurchase Agreement”; and as further amended by this Amendment, the “Repurchase Agreement”), and (b) Pricing Side Letter, dated as of July 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Pricing Side Letter”).
Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.
Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:
Section 1.Definitions and Accounting Matters. Section 2 of the Existing Repurchase Agreement is hereby amended by:
1.1adding the following new definitions in their proper alphabetical order:
“Agency-Required eNote Legend” shall mean the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth on Exhibit L to the Custodial Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
“Approved eMortgage Takeout Investor” shall mean any of (i) Fannie Mae and Freddie Mac and (ii) any other Approved Takeout Investor that has been specifically approved in writing by Buyer for purchases of eMortgage Loans and with which Buyer and Seller have entered into an eNote Control and Bailment Agreement; provided that Buyer will give Seller five (5) Business Days’ written notice of Buyer’s election to withdraw or remove its prior approval of any Approved eMortgage Takeout Investor described in clause (ii) above and no such elective withdrawal or removal of Buyer’s approval of any such Approved eMortgage Takeout Investor shall affect or impair the acceptability of any Takeout Commitment covering any Purchased Mortgage Loan purchased before the effective date of such removal.
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“Authoritative Copy” shall mean, with respect to an eNote, the single unique, identifiable and legally controlling copy of such eNote meeting the requirements of Section 16(c) of UETA and Section 7201(c) of E-SIGN, and that is registered on the MERS eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, maintained by the Person named in the Location specified in the MERS eRegistry.
“Closing Agent” shall mean a title company, title insurance agent, escrow company or attorney that is acceptable to Buyer and that is (i) unaffiliated with Seller unless a Permitted Closing Agent Affiliate, and (ii) insured against errors and omissions in such amounts and covering such risks as are at all times customary for its business and industry standards, to which the proceeds of any purchase of a Purchased Loan subject to a Wet Funding are to be wired in accordance with local law and practice in the jurisdiction in which the related Mortgaged Property is located. Unless Buyer notifies Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by Seller shall be deemed satisfactory.
“Closing Protection Letter” shall mean a letter of indemnification from a title insurer addressed to Seller, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Closing Agent covered thereby and indemnifying Seller against losses incurred due to malfeasance or fraud by the Closing Agent or the failure of the Closing Agent to follow the specific closing instructions specified by Seller to the Closing Agent with respect to the closing of the Purchased Loan. The Closing Protection Letter shall be either solely with respect to the individual Purchased Loan being purchased pursuant hereto or a blanket Closing Protection Letter which covers closings conducted by the Closing Agent in the jurisdiction in which the closing of such Purchased Loan takes place.
“Control” shall mean, with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
“Control Failure” shall have the meaning assigned to such term in the Custodial Agreement.
“Controller” shall mean, with respect to an eNote, the Person identified on the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of the UETA or E-SIGN, as applicable.
“Delegatee” shall mean, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.

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“Disbursement Account” shall have the meaning set forth in the Custodial Agreement.
“Disbursement Agent” shall mean Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.
“eClosing System” shall mean the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Loan documents are accessed, presented and signed electronically.
“eClosing Transaction Record” shall mean, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the eClosing System and all actions relating to the creation, execution, and transferring of the eNote and such other Electronic Records required to be maintained pursuant to Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include, without limitation, systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature (as such term is defined on the related Agency-Required eNote Legend) and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each Electronic Signature.
“eCommerce Laws” shall mean E-SIGN, the UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” shall mean, with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.
“eMortgage Loan” shall mean a Loan (i) that is a MERS Mortgage Loan, (ii) with respect to which there is an eNote registered on the MERS eRegistry in compliance with the MERS eRegistry Procedures Manual and conforms to all applicable Agency Guidelines and (iii) as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.
“eNote” shall mean, with respect to any eMortgage Loan, the Note that is electronically issued, created, presented and executed in accordance with the requirements of, and is a valid and enforceable Transferable Record under, applicable eCommerce Laws and otherwise conforms to all applicable Agency Guidelines.

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“eNote Control and Bailment Agreement” shall mean a master control and bailment agreement, by and among an Approved eMortgage Takeout Investor, Buyer and Seller, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies thereof, from Buyer to an Approved eMortgage Takeout Investor (or their respective designees) for the purposes of such Approved eMortgage Takeout Investor’s inspection and determination to purchase related eMortgage Loans from Seller, all in such form and containing such terms and conditions as approved by Buyer in its good faith discretion.
“eNote Delivery Requirement” shall have the meaning set forth in Section 9(b)(xiii) hereof.
“eRisk Determination” shall have the meaning set forth in Section 3 hereof.
“E-SIGN” shall mean the Electronic Signatures In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001 et seq.), as the same may be supplemented, amended, recodified or replaced from time to time.
“eVault” shall mean an electronic storage system that uses computer hardware and software established and maintained by an eVault Provider to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws and Agency Guidelines.
“eVault Provider” shall mean Document Systems, Inc., d/b/a DocMagic, or its successor in interest or assigns, or such other entity agreed upon by Seller, Custodian and Buyer.
“Hash Value” shall mean, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.
“Location” shall mean, with respect to an eNote, the Person identified on the MERS eRegistry as the Person that stores and maintains the Authoritative Copy of such eNote, as the Controller of such eNote or as such Controller’s designated custodian.
“MERS eDelivery” shall mean the electronic system, operated and maintained by the Electronic Agent that is used by MERS eRegistry to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” shall mean the electronic registry, operated and maintained by the Electronic Agent, that serves as the system of record to identify the current Controller and Location of the Authoritative Copy of an eNote, and any other Person who is authorized by the Controller to make certain updates or initiate certain actions in the MERS eRegistry on behalf of Controller with respect to such eNote.

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“MERS eRegistry Procedures Manual” shall mean the MERS eRegistry Procedures Manual issued by MERS, amended, replaced, supplemented or otherwise modified and in effect from time to time.
“MERS System” shall mean the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership, including MERS eRegistry.
“MIN” shall mean the mortgage identification number for any MERS Mortgage Loan and, in the case of eMortgage Loans, the eNote evidencing such eMortgage Loan.
“Permitted Closing Agent Affiliate” shall mean (i) Amrock LLC or (ii) an Affiliate of Seller acceptable to Buyer in its good faith discretion.
“Programs” shall have the meaning set forth in Section 17(c) hereof.
“Servicing Agent” shall mean, with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.
“Transfer of Control” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transfer of Location” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transferable Record” shall mean an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record” within the meaning of Section 16 of UETA, Section 201 of E-SIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“UETA” shall mean the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, modified or replaced from time to time.
“Wet Funding” shall mean the purchase of a Loan that is originated by Seller on the Purchase Date under escrow arrangements satisfactory to Buyer pursuant to which Seller is permitted to use the Purchase Price proceeds to close (or purchase) the Loan prior to the Custodian (or its designated agent) obtaining possession of the related mortgage note.

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“Wet Funding Period” shall mean the period commencing on the closing after the related Purchase Date and continuing to the twelfth (12th) Business Day after the closing of the Loan.
1.2    deleting the definitions of “Custodial Agreement”, “Electronic Tracking Agreement”, “Records”, “Requirement of Law” and “Takeout Investor” in their entirety and replacing them with the following:
“Custodial Agreement” shall mean the Amended and Restated Custodial and Disbursement Agreement, dated as of December 4, 2020, among the Seller, Buyer, Custodian and Disbursement Agent as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Electronic Tracking Agreement” shall mean (a) one (1) or more electronic tracking agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers and servicing rights ownership of Loans held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form acceptable to Buyer and Seller and as the same may be amended from time to time, and (b) the electronic tracking agreement among Buyer, the Seller, the Electronic Agent and MERS, in form and substance acceptable to Buyer and Seller to be entered into in the event that any of the Loans become MERS Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.
“Records” shall mean all instruments, agreements and other books, records and reports and data generated by other media for the storage of information maintained by the Seller or any other person or entity with respect to a Purchased Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan. For clarification purposes and without limiting the foregoing, the “Record” of an eMortgage Loan specifically includes the eMortgage Loan’s eClosing Transaction Records, information regarding the version of the eClosing System used in the origination of such eMortgage Loan, and all files, documents, records, system logs, audit trail and other data and information relating to the related eNote and all other related electronic documents throughout the life of such eMortgage Loan.
“Requirement of Law” shall mean as to any Person, any law (including without limitation eCommerce Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Takeout Investor” shall mean (i) with respect to eMortgage Loans, any Approved eMortgage Takeout Investor, and (ii) with respect to any other Loans, a third party which has agreed to purchase Loans or Securities pursuant to a Takeout Commitment.
Section 2.The Transactions. Section 3 of the Existing Repurchase Agreement is hereby amended by:
2.1deleting the second (2nd) to last paragraph of such section in its entirety and replacing it with the following:
If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by Buyer to be material, then from time to time, the Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.
2.2deleting the table in such section in its entirety and replacing it with the following:

Purchased Loan Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Loans	(i) a Transaction Notice, appropriately completed, and (ii) a Loan Schedule	No later than 11:00 a.m. (Eastern Time) on the Business Day of the requested Purchase Date	Buyer	No later than 4:30 p.m. (Eastern Time) on the requested Purchase Date
	(i) a Loan Schedule and (ii) the Mortgage File (other than with an Eligible Loan subject to a Wet Funding) for each Loan proposed to be included in such Transaction	No later than 2:00 p.m. (Eastern Time) on the Business Day of the requested Purchase Date	Custodian
2.3adding the following new subsections (h) and (i) to the end thereof:
(h)    With respect to any eMortgage Loan, upon receipt of the related Repurchase Price Buyer shall initiate a Transfer of Location of the eNotes and Delegatee status with respect thereto as may be directed by Seller. Notwithstanding any provision

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contained herein or in any other Program Document, all transfers (and each such transfer) from Buyer to Seller or any designee of Seller of Notes (including without limitation all transfers of the Control and/or the Location of any eNote on the MERS eRegistry that result in the transfer the Control of any eNote from Buyer to Seller or to any other Person) are and shall be without recourse for the obligations of the Mortgagor and without (i) any of the liabilities of an endorser under UCC § 3-414, by analogy or otherwise, and (ii) any of the transfer warranties of UCC § 3-417 or other warranty, express or implied.
(i)    If at any time Buyer determines (which determination shall be conclusive absent manifest error) that any change in any Requirement or Law or change in the MERS eRegistry, or that the occurrence of any event or circumstance, has or would have the effect of imposing or increasing the risk to Buyer of making or maintaining any Transaction with respect to eMortgage Loans hereunder (or of maintaining its obligations with respect to any such Transaction) (any such determination, an “eRisk Determination”), then Buyer shall give notice thereof to Seller as promptly as practicable thereafter, and Buyer and Seller shall endeavor in good faith to establish alternative terms and conditions applying to such Transactions hereunder to address such changes and/or eliminate or reduce such risk in a manner satisfactory to both Buyer and Seller, and to amend this Agreement and the other Program Documents to implement such changes. If Buyer and Seller fail for any reason to execute such amendments on or before forty-five (45) days after Buyer’s said notice to Seller, Buyer may elect to give notice to Seller that, on or after forty-five (45) days thereafter, new eMortgage Loans will not be Eligible Loans.
Section 3.Conditions Precedent. Section 9 of the Existing Repurchase Agreement is hereby amended by:
3.1adding the following new subsection (a)(xii) in its proper order:
(xii)    eClosing System; eVault. Buyer shall have received and approved copies of the reports and findings of a full technical, security and legal review and analysis of Seller’s eClosing System and eVault, conducted by Buyer or by third parties selected by Buyer, in form and substance acceptable to Buyer in all respects (such review shall include, without limitation, (A) a certified third party security assessment report, (B) completion of systems testing and verification of integration with MERS eRegistry and MERS eDelivery, and (C) a legal analysis of Seller’s eClosing System and eVault, and such systems’ policies, procedures and processes) and (y) without limiting the generality of the foregoing, copies of any audits and/or due diligence reviews and inspections completed in connection to Seller’s, any Servicer’s or any of Seller’s eVault provider’s application for an Agency’s approval to sell, service or maintain eNotes and eMortgage Loans, and reports of findings and remedial actions taken to address the findings discovered in audit and due diligence analysis and review following implementation and/or completion of such remedial actions; and

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3.2adding the following new subsections (b)(xiii) and (xiv) in their proper order:
(xiii)    Wet Fundings. The Seller shall have (A) delivered the appropriate disbursement instructions to the Disbursement Agent with a copy to Buyer and (B) remitted the appropriate funds to the Disbursement Account, each in accordance with the Custodial Agreement.
(xiv)    With respect to any eMortgage Loan, Seller shall deliver to Custodian each of Buyer’s and Seller’s MERS Org IDs, and shall cause (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer, (iii) the Location status of the related eNote to be transferred to Custodian, (iv) the Delegatee status of the related eNote to be transferred to Custodian, in each case using MERS eDelivery and the MERS eRegistry and (v) the Servicing Agent status of the related eNote to be transferred to Servicer (collectively, the “eNote Delivery Requirements”).
Section 4.Representations and Warranties. Section 12 of the Existing Repurchase Agreement is hereby amended by deleting subsection (x) in its entirety and replacing it with the following:
(x)    MERS. Seller is a member of the MERS System in good standing, and Seller, each of Seller’s eVault providers, each Servicer with respect to eMortgage Loans, is a member of MERS eRegistry in good standing and whose operations are integrated with MERS eRegistry and MERS eDelivery in compliance with the MERS eRegistry Procedures Manual and the applicable Agency Guidelines. Seller has established procedures and controls limiting access to MERS eDelivery and the MERS eRegistry to duly authorized individuals, and Buyer is entitled to rely on any transmission transfer or other communication via these systems to be the authorized act of Seller.
Section 5.Covenants of Seller. Section 13 of the Existing Repurchase Agreement is hereby amended by deleting subsection (f) in its entirety and replacing it with the following:
(f)    Notices. Seller shall give notice to Buyer in writing within ten (10) calendar days of knowledge by any Responsible Officer of any of the following:
(i)    upon the Seller’s knowledge of any occurrence of any Default or Event of Default;
(ii)    upon Seller’s knowledge of any litigation or proceeding that is pending or threatened against Seller in any federal or state court or before any Governmental Authority, except for those set forth in Schedule 12(c) hereto and those otherwise disclosed to Buyer which, (i) if adversely determined, would reasonably be expected to result in a Material Adverse Effect with respect to

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Seller, (ii) that questions or challenges the validity or enforceability of any of the Program Documents, or (iii) in which the amount in controversy exceeds [***];
(iii)    any non-ordinary course investigation or audit (in each case other than those that, pursuant to a legal requirement, may not be disclosed), in each case, by any Agency or Governmental Authority, relating to the origination, sale or servicing or Loans by Seller or the business operations of Seller, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect with respect to Seller;
(iv)    upon Seller’s knowledge of any material penalties, sanctions or charges levied against Seller or any adverse change in any material Approval status;
(v)    upon Seller becoming aware of any Control Failure with respect to a Loan that is an eMortgage Loan;
(vi)    promptly of any proposed changes, but at least [***] prior to the proposed effective date of such changes, to Seller’s eClosing System and/or eVault or related policies, procedures and/or processes that may adversely affect the performance of such eClosing System or eVault or that may affect the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws in any material respect; and
(vii)    upon any occurrence of a data security incident, in any event no later than [***] following such incident, regarding Seller’s eClosing System or Seller’s eVault that results in the unauthorized access to or acquisition of eNote and any other records, including details of such data security incident (if applicable), a summary of any external third party forensic examinations of it, and planned remediation steps to correct it and prevent similar incidents in the future. In addition, within a reasonable time following such notice and remediation of the applicable incident, the Seller shall provide certification that the remediation steps have been completed and preventative measures have been deployed, and a copy of the final incident report of an external third party forensic examiner of such data security incident.
SECTION 6.    Documents and Records Relating to eMortgage Loans. Section 17 of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
17.    DOCUMENTS AND RECORDS RELATING TO eMORTGAGE LOANS.
(a)    eClosing Transaction Records and Post-Purchase Support.

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(i)    The eClosing Transaction Record of each Loan that is an eMortgage Loan shall be stored and maintained by Seller or the Servicer shall, at all times, store and maintain the eClosing Transaction Record for such eMortgage Loan in a manner that preserves the integrity and reliability of the eClosing Transaction Record for the life of such eMortgage Loan plus a period consistent with applicable Agency Guidelines requirements.
(ii)    Seller shall cooperate with Buyer in all activities necessary to enforce eMortgage Loans and related eNotes subject to a Transaction hereunder. Seller shall provide, upon request by Buyer such affidavits, certifications, records and information regarding the creation and/or maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Buyer deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and shall include, among other things: (A) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how Seller’s eClosing System and eVault can detect such unauthorized access or alteration; (B) a description of Seller’s eClosing System and eVault controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, Section 201 of E-SIGN and Section 16 of UETA; (C) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using Seller’s eClosing System; (D) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Buyer is trying to enforce, when Mortgagor signed the eNote or other Electronic Record; (E) a description of Seller’s eClosing System and eVault controls in place at the time of signing to ensure the integrity of the data; and (F) testimony by an authorized official or employee of Seller to support admission of the eNote and other Electronic Records into legal proceeding to defend and enforce the eMortgage Loan.
(iii)    Seller shall maintain an eClosing System which shall comply with the requirements of Fannie Mae and Freddie Mac with respect to such system.
(iv)    Seller shall retain in the Records of each eMortgage Loan subject or proposed to be subject to a Transaction hereunder, the eClosing Transaction Record of such eMortgage Loan and retain such Records in a manner that will provide Buyer or its designees with ready access to such documents and records promptly following any request by Buyer. With respect to any eMortgage Loan subject to or proposed to be subject to a Transaction hereunder, Seller shall provide to Buyer, at any time upon request, with the eNote, any related electronic document, and the Records in a format that is compatible with Buyer’s systems then use.
(b)    Access to eClosing Systems, eVaults, and Expertise. Promptly following any request by Buyer, Seller shall, and shall request each Servicer of eMortgage Loans

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and eVault provider (if any) to, give Buyer access to (i) each eVault storing the Authoritative Copy of any eNote evidencing a Loan, (ii) all software and systems used for the origination, management or administration of any Loan or any related Mortgage File or Records, and access to all media in which any of such Mortgage File or Records may be recorded or stored; (iii) Seller’s, or such Servicer’s or eVault provider’s know-how, expertise, and relevant data (such as customer lists) regarding any Loan or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.
(c)    Business Continuity and Disaster Recovery. Seller shall maintain, and cause each Servicer of eMortgage Loans and each of Seller’s eVault providers, to maintain, at all times (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan (collectively, the “Programs”), each in scope and substance reasonably acceptable to Buyer. Seller shall cause each Servicer to comply with Agency requirements with respect to the Programs.
Section 7.Events of Default. Section 18 of the Existing Repurchase Agreement is hereby amended by deleting subsection (j) in its entirety and replacing it with the following:
(j)    eClosing System; eVault. Without Buyer’s prior written consent, any material change to Seller’s eClosing System and/or Seller’s eVault or its related policies, procedures and/or processes is implemented and neither reversed, nor Buyer’s written consent thereto obtained, for a period of [***] after a Responsible Officer has actual knowledge of such material change. For purposes of this subsection (j), a material change shall include any change that is inconsistent with applicable Agency Guidelines or could be reasonably likely to adversely affect the enforceability of the eNotes and/or eMortgage Loans or compliance with applicable eCommerce Laws.
Section 8.Servicing. Section 42 of the Existing Repurchase Agreement is hereby amended by deleting subsection (b) thereof in its entirety and replacing it with the following:
(b)    During the period the Seller is servicing the Purchased Loans for Buyer, (i) the Seller agrees that Buyer is the owner of all Servicing Records relating to Purchased Loans that have not been repurchased, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (and, for clarification purposes, and not in limitation of the foregoing, the “Servicing Records” of an eMortgage Loan must include the eClosing Transaction Record and any other files, documents, records, data and information required to be created and/or maintained by a servicer of eMortgage Loans under applicable Agency Guidelines) (collectively, the “Servicing Records”), and (ii) the Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased

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Loans that have not been repurchased and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section 8 and any other obligation of the Seller to Buyer. At all times during the term of this Agreement, the Seller covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including the Custodian) at Buyer’s reasonable request. It is understood and agreed by the parties that prior to an Event of Default, Seller, as servicer shall retain the servicing fees with respect to the Purchased Loans.
Section 9.Representations and Warranties re: Loans. Schedule 1 to the Existing Repurchase Agreement is hereby amended by:
9.1deleting paragraphs (d), (j) and (bb) in their entirety and replacing them with the following, respectively:
(d)    Original Terms Unmodified. The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been (i) recorded, if necessary to protect the interests of Buyer, (ii) delivered to the Custodian or to such other Person as Buyer shall designate in writing, and (iii) if such instrument modifies an eNote, such modification is reflected on the MERS eRegistry and the eNote and related Loan documents remain valid, effective and enforceable (first lien) and in compliance with all applicable eCommerce Laws and Agency Guidelines, and in each case, the terms of which are reflected in the Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as Buyer shall designate in writing and the terms of which are reflected in the Loan Schedule.
(j)    Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Loan are genuine or in the case of an eNote, the copy of the eNote transmitted to Buyer’s eVault is the Authoritative Copy and the tamper-seal on the eNote matches the tamper-seal stored on the MERS eRegistry, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles. All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage

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and any other such related agreement have been duly and properly executed by other the applicable related parties. No fraud or error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Loan or in any mortgage or flood insurance, if applicable, in relation to such Loan. The Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as they deem necessary to make and confirm the accuracy of the representations set forth herein.
(bb)    Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials to the extent required by applicable law with respect to the making of fixed rate Loans and adjustable rate Loans and rescission materials with respect to refinanced Loans. Seller shall maintain such statement in the Mortgage File and all logs, audit trails, information and data evidencing or relating to the receipt and acknowledgment or execution of all disclosures, consent and acknowledgements required under eCommerce Laws will remain in the Records for the related eMortgage Loan.
9.2adding the following new paragraphs (hhh) and (iii) to the end thereto:
(hhh)    Closing Protection Letter. There is, with respect to any Loan subject to a Wet Funding, a valid and enforceable Closing Protection Letter except where title insurance for the applicable Loan subject to a Wet Funding is provided by Amrock LLC.
(iii)    eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:
(i)    the eNote bears a digital or electronic signature;
(ii)    the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
(iii)    (1) there is, and has at all times there has been, a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC, Section 16 of the UETA or Section 7021 of E-SIGN, as applicable, (2) such Authoritative Copy is held in the eVault in satisfaction satisfies of the requirements of Sections 16(b) and (c) of UETA and Sections 201(b) and (c) of E-SIGN and all applicable Agency Guidelines and (3) all copies of the eNote other than the Authoritative Copy are readily identifiable as non-authoritative copies;
(iv)    the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;
(v)    the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;

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(vi)    the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;
(vii)    the Servicing Agent status of the eNote on the MERS eRegistry reflects the Servicer’s MERS Org ID;
(viii)    there is no Control Failure with respect to such eNote;
(ix)    the eNote is a valid and enforceable Transferable Record pursuant to all applicable eCommerce Laws or comprises “electronic chattel paper,” a “general intangible” or a “payment intangible” within the meaning of the UCC;
(x)    there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record;
(xi)    the single Authoritative Copy of the eNote (1) is maintained electronically and has not been papered-out, nor is there an executed original paper version of such eNote and (2) has not been altered since it was electronically signed by its issuer(s) other than as set forth in the eClosing Transaction Record;
(xii)    the eNote and other electronic Loan documents, the systems and processes used to create, register, transfer, store, retrieve, maintain and secure these documents, and the eClosing System used by the Mortgagor to electronically sign these documents comply with all applicable eCommerce Laws, including Section 201 of E-SIGN and/or Section 16 of UETA and the Agency Guidelines;
(xiii)    such eMortgage Loan was originated using the current form of Uniform Fannie Mae/Freddie Mac form of eNote (which form is, as of the origination date, created by modifying the appropriate Fannie Mae or Freddie Mac Uniform Instrument to meet substantive and technical eligibility requirements for eNotes under applicable Agency Guidelines, including without limitation the substantive requirement that such eNote contain the Agency-Required eNote Legend) or in such other form acceptable to the applicable Agency, Approved eMortgage Takeout Investor, and Buyer, and in compliance with all applicable eCommerce Laws and Agency Guidelines;
(xiv)    the eNote contains a valid, unique eighteen (18) digit MIN that is identical to the MIN assigned to the related Mortgage on the MERS System and the eNote registry will be the MERS eRegistry unless otherwise identified to and approved by Buyer;
(xv)    the eNote is properly registered on the MERS eRegistry (and was initially registered within one (1) calendar day of the origination of the eMortgage

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Loan) and all transfers of control, location and/or servicing agent and all modifications to the eNote and the eMortgage Loan, if any, have been approved by Buyer in writing and are reflected on the eRegistry in compliance with the MERS eRegistry Procedures Manual and applicable Agency Guidelines;
(xvi)    the tamper-seal of such eNote matches the tamper-seal of the eNote on the eRegistry;
(xvii)    the eNote is not subject to a defense, claim of ownership or security interest, or claim in recoupment of any party that can be asserted against Seller, Buyer or any subsequent transferor;
(xviii)    any transfers of Control of the eNote are authenticated and authorized;
(xix)    with respect to the eNote and each other Electronic Record contained in the Mortgage File, Seller has collected and continue to retain as part of the eClosing Transaction Record (A) any and all consents, agreements and disclosures required to create a valid and binding electronic record under eCommerce Laws and (B) appropriate evidence, to document the agreement of each signer of such eNote or other Electronic Record to use an electronic signature, to demonstrate such signer’s execution of a particular electronic signature, and to prove its attribution of the electronic signature to such signer; and
(xx)    all electronic signatures associated with the eMortgage Loan are authenticated and authorized and the type of electronic signature used by the Mortgagor to sign the eNote and any other electronic record associated therewith (A) is legal and enforceable under applicable law, and (B) if effected by means of audio or video recording, such audio or video recordings were made in conformity with Agency eMortgage requirements and applicable laws.
Section 10.Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:
10.1Delivered Documents. On the Amendment Effective Date, Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a)this Amendment, executed and delivered by duly authorized officers of the Buyer and the Seller;
(b)Amendment No. 4 to Pricing Side Letter, executed and delivered by duly authorized officers of the Buyer and the Seller;

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(c)the Amended and Restated Custodial Agreement, executed and delivered by duly authorized officers of the Buyer, Seller, Custodian and Disbursement Agent;

(d)Addendum to Electronic Tracking Agreement for eNotes, executed and delivered by duly authorized officers, as applicable, of the Buyer, the Seller, MERSCORP Holdings, Inc. and Mortgage Electronic Registration Systems, Inc.;

(e)duly authorized and filed Uniform Commercial Code financing statements on Form UCC-3; and

(f)such other documents as Buyer or counsel to Buyer may reasonably request.

Section 11.Representations and Warranties. Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 12 of the Repurchase Agreement.
Section 12.Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.
Section 13.Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Counterparts may be delivered electronically. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Amendment, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

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Section 14.Severability. Each provision and agreement herein will be treated as separate and independent from any other provision or agreement herein and will be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 15.GOVERNING LAW. THIS AMENDMENT IS GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGES FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
ROYAL BANK OF CANADA, as Buyer
e-Signed by:
/s/ Thomas Fredericks on 2020-11-25 16:00:06 GMT November 25, 2020
Name:
Title: Managing Director

Signature Page to Amendment No. 3 to Master Repurchase Agreement
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QUICKEN LOANS, LLC (F/K/A QUICKEN LOANS INC.), as Seller

DocuSigned by:
/s/ Robert P. Wilson
CC8E1688430845
Name: Rob Wilson
Title: Treasurer
Signature Page to Amendment No. 3 to Master Repurchase Agreement
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